UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NutriSystem, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To our Stockholders:

You are cordially invited to attend our 2009 Annual Meeting of Stockholders on May 7, 2009. This meeting will be held at 10:00 a.m., local time, at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card, instructions for voting and the 2008 Annual Report.

I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to cast your vote in accordance with the instructions set forth on the enclosed proxy card. In addition, if you would like to attend the meeting in person, please see the admission instructions set forth in the Notice of Annual Meeting of Stockholders accompanying this letter and on the enclosed proxy card.

I look forward to seeing you at the meeting.

Best regards,

Joseph M. Redling
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2009

To the Stockholders of NutriSystem, Inc.:

Our Annual Meeting of Stockholders (the “Annual Meeting”) will be held at 10:00 a.m., local time, on Tuesday, May 7, 2009, at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, for the following purposes:

1.	To elect eight directors to hold office until our 2010 Annual Meeting of Stockholders and until their successors are duly elected;

2.	To ratify the independent registered public accountants;

3.	To consider and vote upon a stockholder proposal, if properly presented, requesting that the Company’s Board of Directors take every reasonable step to increase the diversity of the Board of Directors and to prepare and make public a report concerning the diversity of the Board of Directors; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

The Board of Directors has fixed the close of business on March 17, 2009, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy card in the envelope provided or grant your proxy by internet by following the instructions printed on the proxy card sent to you.

By Order of the Board of Directors,

David D. Clark
Secretary

Horsham, Pennsylvania

April 15, 2009

Please Complete and Return Your Signed Proxy Card

Please complete and promptly return the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Annual Meeting, if you choose to do so. It will, however, help to assure that a quorum is present for the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 7, 2009: The proxy statement and 2008 Annual Report are available at: www.stocktrans.com/eproxy/nutrisystem2009.

NUTRISYSTEM, INC.

PROXY STATEMENT

This Proxy Statement, the foregoing notice and the form of proxy card enclosed herewith, which are first being mailed to stockholders on or about April 15, 2009, are furnished in connection with the solicitation by the Board of Directors (the “Board”) of NutriSystem, Inc., a Delaware corporation, for use at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on Tuesday, May 7, 2009, and at any adjournment, postponement or continuation thereof, in . Only stockholders of record at the close of business on March 17, 2009 (the “Record Date”), shall be entitled to notice of and to vote at the Annual Meeting.

General Information

The questions and answers set forth below provide general information regarding this Proxy Statement and the Annual Meeting.

When are our Annual Report to stockholders and this Proxy Statement first being sent to stockholders?

Our 2008 Annual Report to stockholders and this Proxy Statement are being sent to stockholders beginning on or about April 15, 2009.

What will stockholders be voting on?

1.	To elect eight directors to hold office until our 2010 Annual Meeting of Stockholders and until their successors are duly elected;

2.	To ratify the independent registered public accountants;

3.	To consider and vote upon a stockholder proposal, if properly presented, requesting that the Company’s Board of Directors take every reasonable step to increase the diversity of the Board of Directors and to prepare and make public a report concerning the diversity of the Board of Directors; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

Who is entitled to vote at the Annual Meeting and how many votes do they have?

Common stockholders of record at the close of business on the Record Date may vote at the Annual Meeting. Each share has one vote. There were 30,560,910 common shares issued on the Record Date.

How do I vote?

You must be present, or represented by proxy, at the Annual Meeting in order to vote your shares. Since many of our stockholders are unable to attend the Annual Meeting in person, we send proxy cards to all of our stockholders to enable them to vote.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. If you complete and return the enclosed proxy card, your shares will be voted by the proxies identified on the proxy card.

By completing and returning this proxy card, who am I designating as my proxy?

You will be designating Joseph M. Redling, our Chairman and David D. Clark, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, as your proxies. They may act on your behalf together or individually and will have the authority to appoint a substitute to act as proxy.

How will my proxy vote my shares?

Your proxy will vote according to the instructions on your proxy card. If you complete and return your proxy card, but do not indicate your vote on business matters, your proxy will vote “FOR” each of the nominees named in Proposal 1, “FOR” Proposal 2, and “AGAINST” Proposal 3. We do not intend to bring any other matter for a vote at the Annual Meeting and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Annual Meeting.

How do I vote using my proxy card?

Simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided. You may also grant your proxy by internet by following the instructions printed on the proxy card sent to you.

How do I revoke my proxy?

You may revoke your proxy for the Annual Meeting at any time after its submission and before it is exercised by:

•	submitting written notice of revocation of your proxy to our Secretary prior to voting at the Annual Meeting;

•	submitting a later dated proxy card; or

•	attending and voting by ballot at the Annual Meeting.

Who will count the votes?

An inspector of election designated by the Board will count the votes.

What constitutes a quorum?

As of the Record Date, we had 30,560,910 common shares issued. A majority of the outstanding shares entitled to be cast at the Annual Meeting, present or represented by proxy, constitutes a quorum. If you sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you withhold your vote. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the Annual Meeting to a date not more than 120 days after the Record Date, until a quorum is present.

How will my vote be counted?

With respect to Proposal 1, the election of directors, votes may be cast in favor of or withheld from one or all nominees. Votes that are withheld will not be included in the vote. With respect to Proposals 2 and 3, votes may be cast in favor or against the proposals. An abstention on the proposals will have the effect of a vote against the proposals.

What is a “broker non-vote”?

Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on “routine matters,” such as director elections and ratification of independent registered public accounting firms, but not on non-routine matters, such as amendments to charter document and adoptions of equity incentive plans.

How are broker non-votes counted?

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of shares entitled to vote on a specific proposal. A broker non-vote will not affect the outcome of any proposal in this proxy statement.

What percentage of our common shares do the directors and executive officers own?

Our directors and executive officers owned approximately 3.0% of our common shares as of the Record Date. (See the discussion under the heading “Share Ownership of our Directors, Officers and 5% Beneficial Owners” for more details.)

What vote is required for the proposals?

With respect to Proposal 1, directors are elected by a plurality of the votes, which means that the nominees with the most votes are elected. With respect to Proposals 2 and 3, the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is required to approve the proposals. An abstention will have the effect of a negative vote. Broker non-votes will not be counted for purposes of determining whether any proposals have been adopted.

Who is soliciting my proxy, how is it being solicited and who pays the cost?

The Board is soliciting your proxy. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile by our regular officers and employees, none of whom will receive special compensation for such services. We pay the cost of soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

When are stockholder proposals and director nominations for our 2010 Annual Meeting of Stockholders due?

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2010 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by our Secretary at our offices at 300 Welsh Road, Building 1, Suite 100, Horsham, Pennsylvania 19044, not later than December 16, 2009.

PROPOSAL 1—ELECTION OF DIRECTORS

Our bylaws provide that the number of members of the Board shall be as fixed by the Board from time to time. The number of members of the Board is currently fixed at eight. Directors hold office for a term of one year.

This first proposal before the stockholders at the Annual Meeting is the election of eight directors to our Board. The Board recommends to the stockholders the election of the following designated nominees for election at the Annual Meeting, to serve as directors until the Annual Meeting of Stockholders held in 2010 and the election and qualification of his respective successor or until his earlier death, removal or resignation: Ian J. Berg, Robert F. Bernstock, Michael F. Devine, III, Theodore “Ted” J. Leonsis, Warren V. Musser, Joseph M. Redling, Brian P. Tierney and Stephen T. Zarrilli.

All nominees are presently directors who have consented to be named and have agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting or leave the position(s) vacant.

Biographical information concerning each nominee for election as director is set forth in the section of the Proxy Statement entitled “Our Board and Executive Officers.”

The eight nominees for director receiving the largest number of the votes cast at the Annual Meeting will be elected as directors. Shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e. , broker non-votes, will be treated as not present and not entitled to vote for nominees for election as directors. Votes withheld and broker non-votes will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

The Board unanimously recommends a vote FOR each of the nominees named in Proposal 1.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2009. We are submitting our selection of independent registered public accountants for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited our historical consolidated financial statements for all annual periods since 2002. Representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to questions.

Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accountants. However, we are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of NutriSystem, Inc. and our stockholders.

The Board unanimously recommends a vote FOR Proposal 2.

PROPOSAL 3—STOCKHOLDER PROPOSAL

The California State Teachers’ Retirement System, 7667 Folsom Boulevard, Suite 250, Sacramento, CA 95826, the owner of 90,788 shares of Common Stock (based on information provided to us by the State Teachers’ Retirement System), has notified the Company that it intends to present the following resolution at the Annual Meeting:

CalSTRS Resolution on Board Diversity

NutriSystem, Inc.

BE IT RESOLVED:

That the Board of Directors or Nominating and Governance Committee of the Board, consistent with their fiduciary duties:

1.	Take every reasonable step to ensure that women and minority candidates are in the pool from which Board nominees are chosen;

2.	Publicly commit itself to a policy of Board inclusiveness by amending the Governance Committee’s Charter to ensure that:

•	Women and minority candidates are routinely sought as part of every Board search the company undertakes;

•	The Board strives to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations;

•	Board composition is reviewed periodically to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties; and

3.	To report to shareholders, at reasonable expense and omitting proprietary information, its efforts to encourage diversified representation on the Board.

SUPPORTING STATEMENT:

Following the enactment of the Sarbanes-Oxley Act, corporations are being required to enhance the independence, accountability, and responsiveness of their boards, through greater board and committee independence.

As companies seek new board members to meet these requirements, we believe there is a unique opportunity to encourage corporations to cast a wider net in seeking board candidates.

We believe that diversity is an essential measure of sound governance and a critical attribute to a well-functioning board. We believe that in an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills, and experience is critical to a company’s success, as it increases the likelihood of making the right strategic and operational decisions and catalyzes efforts to recruit, retain, and promote the best people, including women and minorities.

A growing body of academic research shows there is a significant positive relationship between firm value and the percentage of women and minorities on boards. This view is strongly supported by many large institutional fund managers, who consider the diversity of a firm’s board before investing. Increasingly, institutional investors like the California State Teachers’ Retirement System (CalSTRS), the California Public Employees Retirement System (CALPERS), The Teachers Insurance and Annuity Association and College Retirement Equities Fund (TIAA-CREF), Calvert, and The State of Connecticut Retirement Plans, view all-white, all-male boards negatively. Connecticut State Treasurer Denise L. Nappier, principal fiduciary of the Connecticut Retirement Plans and Trust Fund, has affirmed that “shareholders value and corporate bottom lines are enhanced by an independent and diverse board.”

We note that only a relatively small number of S&P 500 companies continue to have all white male boards, and believe that many publicly held corporations have benefited from the perspectives brought by well-qualified women and minority board members.

In our view, companies combining financial performance with high standards of corporate governance, including board diversity, are better positioned to generate long-term value for their shareholders. As such, we urge the Board to broaden its pool of candidates and publicly commit to taking steps to establish an inclusive Board.

THE BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION:

The Board of Directors unanimously recommends a vote “AGAINST” Proposal 3.

The Board of Directors and the Nominating and Corporate Governance Committee believe that the Company’s existing nominating process is designed to identify the best possible nominees for the Board, regardless of the nominee’s gender, racial background, religion, or ethnicity. The Board believes that the adoption of Proposal 3 is not necessary to increase the gender and ethnic diversity of the Board, and could in fact impede the Board’s ability to select the most suitable and qualified candidates for membership on the Board.

The Company agrees with the merits of achieving a diverse workforce in all aspects of Company governance and operations, and NutriSystem offers equal employment opportunities to all persons without regard to race, color, religion, sex, national origin, age, disability, or veteran status in accordance with applicable laws. Hiring and advancement at NutriSystem are both based upon merit. The Nominating and Corporate Governance Committee has identified various factors for consideration in nominating Board members, and the Board as a whole must have competency in the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) international markets; (vii) business strategy; (viii) crisis management; (ix) corporate governance; and (x) risk management. The Board also seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. These attributes and qualifications are desirable in any candidate, regardless of the candidate’s gender or minority status. While the Board recognizes that increasing diversity on the Board of Directors is an important goal, the Board evaluates candidates on a variety of qualifications and experiences, and believes that no single criterion such as gender or minority status should be controlling.

The Board believes that Proposal 3 would overly restrict the Board’s ability to select qualified candidates and would therefore not be in the best interest of stockholders. The proposal would require the Board of Directors to commit to a policy of inclusiveness, provide a report by a deadline date and take every reasonable step to ensure that women and minority candidates are in the pool from which Board nominees are chosen. The Board is supportive of qualified candidates who would provide the Board with greater diversity, but believes that the proposal provides an inappropriate method for increasing Board diversity. It is important to maintain flexibility in the nominating process in order to ensure that the most qualified available candidates are selected as directors in light of the Company’s evolving needs and circumstances. The formalistic procedures contained in Proposal 3 are unnecessarily restrictive and would be detrimental to this flexibility. In addition to being overly restrictive, the proposed procedures would be expensive and time consuming. The costs associated with the proposal, in time and in money, would not be justified by commensurate benefits to the Company and its stockholders.

Gender and ethnic diversity is a worthy goal to which the Board and the entire Company are fully committed. However, the Board believes that this proposal is not the appropriate means for achieving this goal and feels that the proposal would actually detract from the Board’s efforts to identify and select the best qualified candidates for directors. Furthermore, because the costs associated with the implementation of this proposal would not provide corresponding benefits to the Company, the Board believes that Proposal 3 is not in the best interest of stockholders.

The Board unanimously recommends a vote AGAINST Proposal 3.

OUR BOARD AND EXECUTIVE OFFICERS

Joseph M. Redling, 50, has served as our President since September 2007, as our Chief Executive Officer since May 2008, and as a member of our Board since April 2008. In November 2008, Mr. Redling became Chairman of our Board. Prior to becoming our Chief Executive Officer, Mr. Redling had served as our Chief Operating Officer since September 2007. Before joining us, Mr. Redling held a number of executive positions at AOL, Inc., a global web services company, including Chief Marketing Officer, President of AOL Access, President of AOL Paid Services and Customer Management and Chief Executive Officer of AOL International from September 2001 through March 2007.

David D. Clark, 44, has served as our Chief Financial Officer, Secretary and Treasurer since November 2007, and in July 2008, the Board promoted Mr. Clark from the position of Senior Vice President, which he held since November 2007, to Executive Vice President. Prior to joining us, Mr. Clark was Chief Financial Officer of Claymont Steel Holdings, Inc., a manufacturer of steel plate from November 2006 through October 2007. Prior to that, Mr. Clark was Chief Financial Officer of SunCom Wireless Holdings, a publicly traded provider of digital wireless communications services, from its founding in 1997 through February 2006 and held the additional position of Executive Vice President from 2000 through February 2006 and Senior Vice President from 1997 through 2000.

Bruce Blair, 52, has served as our Executive Vice President and Chief Information Officer since July 2008. Prior to becoming Executive Vice President, Mr. Blair had served as our Senior Vice President, Operations and Chief Information Officer since April 2005. Prior to joining us, Mr. Blair was the Chief Information Officer and Executive Vice President of Creditek, a finance and accounting outsourcing firm from March 2003 to March 2005.

Scott A. Falconer, 49, has served as our Executive Vice President, Customer Management and Product Development, since May 2008. Prior to joining us, Mr. Falconer held a number of positions at AOL, Inc., a global web services company, including Executive Vice President, AOL Mobile as well as Executive Vice President and Chief Operating Officer, AOL Member Services from 2002 through 2007.

Monica L. Woo, 53, has served as our Executive Vice President, eCommerce and Chief Marketing Officer since November 2008. Prior to joining us, Ms. Woo held a number of positions at 1-800-FLOWERS.COM, Inc., a leading florist and gift shop, including President of the Consumer Floral Brand, Chief Marketing and Merchandising Officer from January 2004 to May 2008. Prior to that, Ms. Woo held a number of senior line executive positions including President, Bacardi Global Brands and Chief Marketing and Strategy Officer of Deutsche Bank e-Commerce, Latin America.

Ian J. Berg, 67, has served on our Board since February 2003. He is a managing director of the Eastern Technology Fund, L.P., a venture capital fund, which he established in March 2000, and ETF Venture Funds, L.P., a venture capital fund which he established in July 2007. Mr. Berg is a director of a number of private companies and non-profit organizations.

Robert F. Bernstock, 58, has served on our Board since December 2005. He has been President of the Mailing and Shipping Services division of the United States Postal Service since June 2008. Prior to that, Mr. Bernstock served as Chairman and Chief Executive Officer of SecureSheet Technologies, a private software company since September 2006 and as President and Chief Operating Officer of The Scotts Miracle-Gro Company from October 2005 through September 2006. Mr. Bernstock was President of North America for The Scotts Miracle-Gro Company from May 2003 to September 2005. Prior to that, Mr. Bernstock served as Senior Vice President and General Manager of The Dial Corporation from October 2002 to May 2003. Mr. Bernstock serves as a director of The Pantry, Inc., KBL IV and a number of other private companies.

Michael F. Devine, III, 50, has served on our Board since July 2007. He has been the Executive Vice President and Chief Financial Officer of Coach, Inc., a leading marketer of modern classic American accessories, since December 2001 and Executive Vice President since August 2007. Prior to joining Coach, Mr. Devine served from 2000 to 2001, as Executive Vice President and Chief Financial Officer of Mothers Work, Inc., the world’s largest designer, manufacturer and retailer of maternity apparel.

Theodore “Ted” J. Leonsis, 52, has served on our Board since December 2008. Mr. Leonsis holds the title of Vice Chairman Emeritus of AOL LLC, a leading global ad-supported Web company, with a comprehensive display advertising network in the U.S., a suite of popular Web brands and products, and a leading social media network, since December 2006. Mr. Leonsis also held a number of other executive positions with AOL from September 1994 to December 2006, most recently as Vice Chairman and President, AOL Audience Business. Mr. Leonsis is the founder, chairman and majority owner of Lincoln Holdings, LLC, a sports and entertainment company that owns 100% of the NHL’s Washington Capitals and the WNBA’s Washington Mystics, and approximately 44% of Washington Sports and Entertainment Limited Partnership, which owns the NBA’s Washington Wizards, the Verizon Center in Washington, D. C. and the Baltimore-Washington Ticketmaster franchise. Mr. Leonsis sits on the board of directors of several private companies. Mr. Leonsis is involved in numerous charities through the work of the Leonsis Foundation, including Best Buddies, Hoop Dreams, See Forever Foundation and YouthAIDS.

Warren V. (Pete) Musser, 82, has served on our Board since February 2003. He is President and Chief Executive Officer of The Musser Group, a financial consulting company. Mr. Musser served as Chairman and Chief Executive Officer of Safeguard Scientifics, Inc. from 1953 until 2001. Mr. Musser is Chairman of Telkonet, Inc., InfoLogix, Inc., Vice Chairman of Health Benefits Direct Corporation and a director of Internet Capital Group, Inc. Mr. Musser serves on a variety of civic, educational and charitable boards of directors.

Brian P. Tierney, 52, has served on our Board since February 2003. He has been Publisher of the Philadelphia Inquirer and Daily News and Chief Executive Officer of its parent company, Philadelphia Media Holdings LLC, since June 2006 and August 2006, respectively. In February 2009, Philadelphia Newspapers LLC, a subsidiary of Philadelphia Media Holdings LLC, filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy code. He previously served as Chairman and Chief Executive Officer of Tierney Holdings LLC, a private investment firm. From June 2004 to March 2005, he was Vice Chairman of Advanta Corp. Prior to that, he was the founding partner of T2 Group, a public relations firm, from November 2003 until it was sold to Advanta Corp. Mr. Tierney serves on a variety of civic, educational and charitable boards of directors.

Stephen T. Zarrilli, 48, has served on our Board since December 2003. Mr. Zarrilli has been Senior Vice President and Chief Financial Officer of publicly traded Safeguard Scientifics, Inc. since June 2008. Mr. Zarrilli served as co-founder and Managing Partner of Penn Valley Management Group, LLC, a private-equity investment and consulting firm from January 2005 until June 2008 and presently serves as its Chairman. Mr. Zarrilli also served on an interim basis as the Acting Chief Financial Officer of Safeguard Scientifics, Inc. from December 2006 to June 2007. Previously, he was the Chief Financial Officer of Fiberlink Communications Corp., a software and services enterprise, from August 2001 to December 2004. Mr. Zarrilli serves as a director of publicly traded Clarient, Inc. as well as several other private companies.

Corporate Governance—Board and Committees

The Board is responsible for the supervision of our overall affairs. The Board met on fourteen occasions in the year ended December 31, 2008. Each director attended at least 75% of all Board and applicable committee meetings during 2008. All then current members of the Board attended the 2008 Annual Meeting except Messrs. Bernstock, Devine and DiPiano. Directors will be expected to attend future annual meetings if we receive indications of stockholder participation.

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Information regarding the members of each Committee and their responsibilities are set forth below.

Stockholders and other interested parties who wish to communicate with our non-management directors should send their correspondence to: NutriSystem Non-Management Directors, c/o Compliance Officer, NutriSystem, Inc., 300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044, or nonmanagementdirectors@nutrisystem.com.

Director Independence. Our Board consists of eight members, seven of which are non-management directors. The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the Nasdaq Stock Market LLC (“Nasdaq”), are comprised, in part, of those objective standards set forth in the Nasdaq rules. The Board is responsible for ensuring that independent directors do not have a material relationship with us or any of our affiliates or any of our executive officers or his or her affiliates. These guidelines are consistent with the independence requirements of the Nasdaq listing standards and are set forth in our Corporate Governance Guidelines, which are available on our website, www.nutrisystem.com.

The Board, in applying the above-referenced standards, has affirmatively determined that the Company’s current independent directors are: Ian J. Berg, Robert F. Bernstock, Michael F. Devine, Theodore J. Leonsis, Warren V. (Pete) Musser, Brian P. Tierney, and Stephen T. Zarrilli. Robert F. Bernstock previously held a position with the Company as a consultant in 2007.

Compensation of Directors

The following table provides information regarding compensation for our non-employee directors for the fiscal year ended December 31, 2008, which reflects the director’s fees and stock awards described below. The table does not include compensation for reimbursement of travel expenses related to attending Board or Board Committee meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation ($)	Total ($)
Ian J. Berg	45,000	64,996	—	109,996
Robert F. Bernstock	35,000	95,586	—	130,586
Michael F. Devine	45,000	98,328	—	143,328
Michael A. DiPiano	47,500	64,996	—	112,496
Theodore J. Leonsis	8,750	2,778	—	11,528
Warren V. (Pete) Musser	35,000	64,996	—	99,996
Brian P. Tierney	50,000	64,996	—	114,996
Stephen T. Zarrilli	55,000	64,996	—	119,996

(1)	The amounts reported in the Stock Awards column relate to restricted shares granted under our equity incentive plans. These amounts are equal to the dollar amounts recognized in 2008 with respect to the non-employee directors’ stock awards for financial reporting purposes. Mr. Bernstock was granted 2,440 shares of restricted stock on December 19, 2005. These shares vest in equal installments over three years. Mr. Devine was granted 1,453 shares of restricted stock on July 19, 2007. These shares vest in equal installments over three years. Mr. Leonsis was granted 7,686 shares of restricted stock on December 15, 2008. These shares vest in equal installments over three years. On March 1, 2008, we made an annual equity grant of 4,542 shares of restricted stock to each of our non-employee directors under the terms of our director compensation policy. These shares are fully vested on the date of grant but are restricted from sale for one year. Mr. Leonsis was elected to the Board of Directors in December 2008 and did not receive this annual equity grant.

Employee directors do not receive any additional compensation for their services as directors.

Non-employee directors are compensated pursuant to our Compensation Policy for Non-Employee Directors. The original plan was effective as of December 19, 2005 but was superseded on March 1, 2008. Both plans provide for cash and equity compensation.

Upon his or her initial appointment or election to the Board of Directors, a new non-employee director receives shares of restricted stock with a value of $100,000. These shares vest in equal installments over three years on the anniversary of the date of grant. The number of restricted shares is determined by dividing $100,000 by the closing price per share of our common stock on the date of grant, rounded to the nearest whole number.

Non-employee directors also receive an annual equity retainer grant. Each non-employee director receives shares of restricted stock with a value of $65,000 annually. Shares are fully vested on the date of grant, but may not be sold until the first anniversary of the date of grant. The number of restricted shares is determined by dividing $65,000 by the closing price per share of our common stock on the date of grant, rounded to the nearest whole number. For 2009, non-employee directors will receive this grant on the date of the 2009 Annual Meeting of Stockholders.

Each non-employee director received an annual cash retainer fee of $35,000 during 2008. Additional fees are paid for committee service, as described below. The chair of the Audit Committee received an annual cash retainer of $20,000 during 2008. The chair of the Compensation Committee received an annual cash retainer of $10,000 during 2008. The chair of the Nominating Committee received an annual cash retainer of $7,500 during 2008. Non-chair members of the Audit Committee were paid an annual cash retainer of $10,000 during 2008. Non-chair members of committees other than the Audit Committee received annual cash retainers of $5,000 during 2008.

Audit Committee. The Audit Committee was established by and amongst the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.

The members of the Audit Committee are Stephen T. Zarrilli (Chairman), Ian J. Berg and Michael F. Devine. In the opinion of the Board, all the members of the Committee meet the Nasdaq and Securities and Exchange Commission (“SEC”) independence requirements. The Board has determined that the Audit Committee Chairman, Mr. Zarrilli, qualifies as an Audit Committee Financial Expert as defined by the rules of the SEC in Item 407(d)(5) of Regulation S-K. For relevant experience of Mr. Zarrilli that qualifies him as audit committee financial expert, please see his biographical information on page 10.

The Audit Committee operates under a charter adopted by the Board that governs its duties and standards of performance. A current copy of the charter is available on the Company’s website, www.nutrisystem.com, in the investor relations section. The Audit Committee appoints the Company’s independent registered public accounting firm, oversees their independence and monitors the integrity of the Company’s financial reporting process and system of internal controls. The Audit Committee meets quarterly with the Company’s principal financial and accounting officers and independent registered public accounting firm to review the scope of auditing procedures, the Company’s policies relating to generally accepted accounting principles, and to discuss results of the quarterly reviews and the annual audit of the Company’s consolidated financial statements.

The Audit Committee met seven times in 2008.

For information on audit fees, see “Independent Public Accountants.”

Compensation Committee. The members of the Compensation Committee are Brian P. Tierney (Chairman), Robert F. Bernstock and Theodore J. Leonsis. Mr. Leonsis replaced Michael A. DiPiano on the Compensation Committee in December 2008. The Compensation Committee has responsibility for administering and approving all elements of compensation for the senior management. It also approves, through direct action or delegation, the design of and participation in our equity incentive plans. The Committee also advises and makes recommendations to the Board on non-management director compensation. The Committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission. In the opinion of the Board, all the members of the Committee meet the Nasdaq independence requirements.

The Compensation Committee operates under a formal charter adopted by the Board that governs its duties and standards of performance. Copies of the Compensation Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of the Secretary.

The Compensation Committee met eight times in 2008.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Robert F. Bernstock (Chairman) and Stephen T. Zarrilli. This Committee is responsible for recommending qualified candidates to the Board for election as directors, including the slate of directors that the Board proposes for election by stockholders at Annual Meetings. The Committee recommends candidates based upon their business or professional experience, the diversity of their background and their array of talents and perspectives. The Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management including the Chairman and Chief Executive Officer. In addition, the Committee considers candidates recommended by third parties, including stockholders. Stockholders wishing to recommend director candidates for consideration by the Committee may do so by writing our Secretary and giving the recommended candidate’s name, biographical data and qualifications.

The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board that governs its duties and standards of performance. Copies of the Nominating and Corporate Governance Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of the Secretary.

The Nominating and Corporate Governance Committee met one time in 2008.

Code of Conduct

The Board has adopted a Code of Conduct which outlines the principles, policies and laws that govern our activities and establishes guidelines for conduct in the workplace. The Code of Conduct applies to directors as well as employees, including senior financial officers. Every director and employee is required to read the Code of Conduct. A copy of the Code of Conduct will be supplied free of charge by submitting a request to our Secretary, NutriSystem, Inc., 300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044. A copy of the Code of Conduct is also available on the investor relations section of our website, www.nutrisystem.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives

The objectives of our compensation program are to (a) attract and retain highly effective executive officers, including the named executive officers, (b) reward these executive officers with respect to our annual operating performance and (c) align these executive officers’ interests with those of long-term stockholders. The compensation program is designed to accomplish these objectives cost effectively and with a predictable income statement impact, while providing rewards to senior executives if we achieve superior annual operating performance and increases in long-term stockholder value. The compensation program is further designed to accomplish these objectives with simplicity and transparency to ensure the reward structure is clear to our executives and stockholders.

Components

We have gone through a period of change in our compensation structure that has corresponded with changes that have taken place in our senior management team during 2007 and 2008. Four of our named executive officers at December 31, 2008 – Messrs. Redling, Clark and Falconer and Ms. Woo – were hired by us in late 2007 or 2008. They have replaced an entrepreneurial management team that had led our growth from a thinly traded over-the-counter stock with $23 million in revenue in 2003 to a Nasdaq-listed growth company with $688 million in revenue in 2008. During this five year growth period, the management team benefited from substantial appreciation in their equity ownership in us, and consequently did not receive salary increases commensurate with our growth rate, and generally did not have employment or severance agreements.

As we were rapidly outgrowing our entrepreneurial phase, our Board began searching for experienced senior executives who had successfully managed high growth e-commerce businesses. They determined that specialized experience in successful consumer e-commerce and subscription businesses was critical for taking our direct-to-consumer e-commerce business model to the next stage of development.

As a result, our current compensation structure for senior executives consists of (a) a base salary, (b) a year-end cash bonus based on our annual operating performance and (c) restricted stock grants with multi-year vesting. Senior executives are also eligible for the same health and welfare benefits package offered to all of our other employees.

To attract and retain highly effective executives, we rely more heavily on incentive compensation (cash performance bonus and restricted stock grants) than on base salary. We use a year-end cash bonus pool to incentivize and reward executives for superior operating performance by us during the year, and restricted stock grants with multi-year vesting to align the interests of our executive officers with the delivery of long-term value to stockholders.

Prior to December 2005, we provided equity incentives to senior executives in the form of stock options. Subsequently, we used restricted stock grants rather than stock options for equity incentives. All equity grants to executives provide for vesting over multi-year periods. In 2005 and 2006, the only equity incentives were grants to new employees, on their date of hire, of stock options or restricted stock. The size of the option or restricted stock grants to newly hired executives was determined based upon (a) the economic value of the grant and (b) the estimated market value and potential contribution of the executive being considered. In 2007 and 2008, we continued to make restricted stock grants to newly hired executives, and also awarded a number of restricted stock grants to existing key executives for retention and incentive purposes, as the new hire grants for many executives had completely vested. The grants made in 2008 vested over periods of two to five years, with full vesting upon a change of control. In 2008, we awarded shares to several named officers who had recently joined us in order to provide for executive compensation commensurate with competitive compensation packages available in the industries from which we recruit our management. These award amounts were also determined by taking into consideration the individual’s salary and performance bonus amounts and targets. We endeavored to provide for a total compensation package to incent and retain our senior executives.

During 2008, our Compensation Committee awarded the following restricted stock grants to our named executive officers:

Executive	Grant Date	Number of Shares	Value
Hagan	n/a	n/a	n/a
Redling	April 7, 2008	295,000+	$4,407,300
	May 13, 2008	55,000+	$1,153,350
Clark	July 9, 2008	35,968++	$501,394
Connerty	n/a	n/a	n/a
Blair	July 9, 2008	50,000++	$697,000
Falconer	May 14, 2008	100,000*	$2,158,000
Woo	November 5, 2008	100,000++	$1,445,000

+	vesting in four equal tranches on each of March 4, 2009, January 4, 2010, November 4, 2010 and September 4, 2011.
++	vesting in four equal tranches on each of the first four anniversaries of the date of grant.
*	includes 70,000 shares vesting in four equal tranches on each of the first four anniversaries of the date of grant and 30,000 shares vesting based on the attainment of 2008 and 2009 performance goals.

Our Compensation Committee believes the potential rewards of incentive compensation help attract and retain talented executives who are more likely to be focused on increasing our long-term stockholder value. Specifically, with respect to Messrs. Redling and Falconer and Ms. Woo, we made these restricted stock grants in connection with their new employment because our Compensation Committee believes that significant equity ownership by management is not only important for a retention incentive during a potentially challenging period for a direct to consumer business but also provides the executives with a significant potential benefit tied to increases in the long-term value of our stock. When determining the equity compensation to be granted to Mr. Clark in connection with his promotion to Executive Vice President (as described below), our Compensation Committee considered Mr. Clark’s equity ownership in relation to the initial equity grant to Mr. Falconer and the importance of maintaining the potential value of his overall equity ownership over a multi-year vesting in the face of a potentially significant risk of reduced consumer spending on products like those offered by us. In addition, we awarded Mr. Blair new shares in order to make the equity component of his package commensurate with the other Executive Vice Presidents.

We evaluate the base salary of our executives at least annually. Our Compensation Committee determines and approves any changes to the base salaries of our Chief Executive Officer and our other named executive officers, and reviews the base salaries payable to other executives. Prior to 2007, we paid base salaries to our executive officers that our Compensation Committee believed were below, and in the case of our Chief Executive Officer substantially below, average for similar positions in our labor market, largely because these executives had achieved significant economic value in their equity positions. During 2007, other than with respect to our Chief Executive Officer whose base salary remained unchanged, we established compensation packages, including base salaries, at or above market to attract and retain talented executive officers.

Our cash based compensation is determined through processes designed by our Chief Executive Officer, with input from our Chief Financial Officer, and approved by our Compensation Committee. All stock based compensation is designed in a similar manner by our senior executives and then presented to the Compensation Committee for approval.

In connection with 2008 compensation for executive officers, our Chief Executive Officer provided data and recommendations to our Compensation Committee. Our Chief Executive Officer did not make recommendations as to his own compensation. While our Compensation Committee utilized this information and valued our Chief Executive Officer’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by our Compensation Committee.

Cash bonuses are tied to current year earnings before certain non-cash expenses including depreciation, amortization and interest. The aggregate bonus pool for all employees is calculated using a predetermined formula established by our Compensation Committee at the start of each year. Generally the amount of our aggregate bonus pool is based on a formula tied to our annual Adjusted EBITDA. Our Compensation Committee may reduce the size of the bonus pool if certain operational objectives are not met such as customer additions. In 2008, most employees received a bonus allocation from the bonus pool. The allocation of the bonus pool among the employees, including senior executives, is at the discretion of our Compensation Committee. Our Chief Executive Officer, Chief Financial Officer and other senior executives discuss and jointly develop recommended bonus allocations among the staff within our various functional areas. In addition, our Chief Executive Officer prepares a recommended allocation of bonus payments among the senior executive group. In consultation with our Chief Executive Officer, our Compensation Committee evaluates, adjusts and approves the amount and allocation of the bonus pool. In determining the cash bonus allocation among senior executives, our Compensation Committee and our Chief Executive Officer consider each executive’s (a) contribution to current and long-term corporate goals, and (b) value in the labor market.

Messrs. Redling and Clark, who were hired in 2007, have specified minimum cash bonus payments in their employment contracts. Those amounts were paid in 2007 and 2008. Messrs. Blair and Falconer and Ms. Woo, who were hired in 2008, also have specified minimum cash bonus payments in their employment contracts.

In addition, during 2007 and 2008, we paid the housing expenses for certain Named Executive Officers. When we hired Mr. Redling in 2007 and Mr. Falconer and Ms. Woo in 2008, they were all provided housing allowances under the terms of their employment agreements. These three executives had worked for companies in New York and Virginia prior to joining us, and none lived near our headquarters in Horsham, Pennsylvania. Each sought a housing allowance in the negotiation of their overall compensation packages because, for personal reasons, they were not willing to relocate at that time. In each case, we decided to provide the executive with temporary furnished housing on a month-to-month basis because it was beneficial to us to have the executive spend the week living near our offices. Additionally, Mr. Blair recently moved out-of-state. The Compensation Committee determined that the cost of providing a housing allowance on a month-to-month basis in the Horsham, Pennsylvania area was a reasonably low cost benefit to provide to key executives that we had recruited from or lived out-of-state.

Chief Executive Officer Compensation

Our Compensation Committee reviews the compensation, including the base salary and bonus allocation, of our Chief Executive Officer annually. The base compensation of Mr. Hagan, who served as our Chief Executive Officer from 2003 to April 2008, did not change because Mr. Hagan had declined to be considered for an increase in base salary during that period. In setting Mr. Hagan’s compensation, our Compensation Committee took into consideration not only Mr. Hagan’s significant stock ownership position, his responsibilities and performance as our Chairman and Chief Executive Officer, but also the appreciation in the value of his holdings as a significant stockholder. This was done at Mr. Hagan’s request in order to make cash compensation and equity grants available as incentives to existing and newly hired senior executives who did not have large equity positions. As a result, even though our Compensation Committee did not engage in formal benchmarking with respect to setting Mr. Hagan’s compensation, our Compensation Committee believes that Mr. Hagan’s overall cash compensation, including the annual base salary paid to Mr. Hagan in 2008, $357,250, is substantially below that paid to similarly situated executives at other companies.

During 2008, Mr. Hagan received no restricted stock grants and received a $250,000 special bonus, in recognition of his service as our Chief Executive Officer. Our Compensation Committee determined that

Mr. Hagan had made significant and highly valuable leadership contributions to our operating performance, business strategy and short and long term corporate goals. We had no employment contract with Mr. Hagan.

In 2007, we identified Mr. Redling as one of the few available senior executives who would meet the Board’s criteria because of his experience and success as a top marketing executive at AOL. Mr. Redling was being recruited by a number of other companies and weighing several competing offers. In determining the mix of compensation to offer Mr. Redling, our Compensation Committee desired to continue our culture of providing significant incentives to drive long term growth through equity ownership, with an understanding that it would require a much higher annual cash component than had been necessary to pay the more entrepreneurial-focused prior management team. We determined a mix of compensation elements for Mr. Redling based on an annual base salary and 100% bonus at a combined level of $1.2 million as high enough to attract Mr. Redling, but with a $5 million equity grant (94,751 shares) vesting over four years that would provide a significant potential benefit tied to increases in the long-term value of our stock. As a further incentive necessary to recruit Mr. Redling, we provided him with a $1.0 million starting bonus, paid in two tranches in 2007.

Our Compensation Committee compared Mr. Redling’s proposed compensation to the compensation and employment agreements it reviewed for the two highest paid executives at companies in the health and wellness industry (Herbalife, Nautilus, NuSkin, Polymedica, Tempur-Pedic and WeightWatchers) and at consumer companies with comparable market capitalizations and revenue (Aeropostale, Claire’s Stores, Domino’s, J. Crew, Men’s Warehouse and Pep Boys). While we did not engage in formal benchmarking of compensation, we did compare the level and mix of Mr. Redling’s proposed compensation to that of the executives we reviewed, and found that Mr. Redling’s base salary of $600,000 and 100% target bonus were significantly below the majority of the chief executive officers reviewed and comparable to or above most of the second most highly compensated executives reviewed. To the extent they could compare his initial equity grant, it was at the high end of recent equity grants to the executives they reviewed.

On April 7, 2008, the Board promoted Mr. Redling to Chief Executive Officer effective May 1, 2008, and entered into an amendment to his existing employment agreement. Prior to the amendment, our Compensation Committee reviewed the compensation and employment terms of the chief executive officers of the companies previously reviewed at the time Mr. Redling was recruited. Our Compensation Committee also reviewed the employment agreements of chief executive officers of comparably sized companies who had been newly hired in late 2007 and early 2008 (Acxiom, Blockbuster, Eddie Bauer, Red Hat, and ValueVision Media). In recognition of Mr. Redling’s promotion to Chief Executive Officer, our Compensation Committee decided to increase Mr. Redling’s base salary by 10% from $600,000 to $660,000, and to establish a maximum bonus at 150% of base salary, of which 100% of base salary would continue to be the minimum he would be eligible to receive in any year during the initial term of his employment. This still left Mr. Redling at below the mean of the annual cash compensation packages of the other chief executive officers that our Compensation Committee had reviewed. Intending to maintain Mr. Redling at a high level of equity incentive compensation, we granted to Mr. Redling an aggregate of 350,000 restricted shares as Chief Executive Officer, with vesting in four equal tranches through September 2011, to provide both a retention incentive during an expected challenging economic environment and a long-term incentive to build stockholder value. When determining the equity compensation to be granted to Mr. Redling in connection with his promotion to Chief Executive Officer, our Compensation Committee considered the importance of maintaining the potential value of his overall equity ownership over a multi-year vesting period because he was assuming our leadership at a time when the weakening U.S. economy posed a potentially significant risk of reduced consumer spending on products like those offered by us.

In connection with Mr. Redling’s promotion to President and Chief Executive Officer, on April 7, 2008 we also amended the terms of his performance stock grant. The amendment: (a) moved the original 2008 and 2009 performance goals to 2009 and 2010, (b) changed the performance measure to “Achieved EBITDA” and (c) provided for full vesting of the grant on September 4, 2011. With the economic downturn in early 2008, Mr. Redling was promoted to Chief Executive Officer facing a potentially extended period of decreased consumer spending. We decided to fix a time-based full vesting date on the fourth anniversary of Mr. Redling’s original start date with us as a long-term incentive, but to retain earlier vesting dates based on performance. The performance periods were moved forward so that they would cover the first two full fiscal years of Mr. Redling’s term as Chief Executive Officer in 2009 and 2010, rather than having 2008 and 2009 be the performance vesting periods. The change to “Achieved EBITDA” reflected our change in the 2008 fiscal year to reporting on our financial results and providing guidance based on operating income (“Adjusted EBITDA”) rather than earnings per share.

For purposes of Mr. Redling’s performance goals in 2009 and 2010 under the amended grant, “Achieved EBITDA” means, for the fiscal year, earnings before interest, taxes, depreciation, non-cash charges, broken deal fees and any other non-recurring costs that in the judgment of our Compensation Committee are not indicative of ongoing operating performance.

For purposes of reporting on our financial results, we define “Adjusted EBITDA” as income from continuing operations excluding non-cash employee compensation, foreign currency transaction gains (losses), equity loss, interest, income taxes and depreciation and amortization expense.

Our Chief Executive Officer and our Compensation Committee agree that the value of our Chief Executive Officer’s vested stock options and the shares he owns outright substantially align his interests with our other stockholders.

Other Compensation Considerations

Messrs. Redling, Clark, Connerty, Blair and Falconer and Ms. Woo, have employment agreements with us. Under these agreements we would make certain payments to the executives upon the termination of their employment under certain conditions. See “Employment Agreements and Potential Payments Upon Termination or Change of Control” below.

With respect to each of Messrs. Clark, Connerty, Blair and Falconer and Ms. Woo, we determined a mix of compensation elements for these executives on a relative basis to the compensation mix for Mr. Redling: less than one-half of Mr. Redling’s annual cash compensation opportunity at an annual base salary and 100% target bonus at a combined level of approximately $600,000, and at less than one-quarter of Mr. Redling’s equity grants, but still being a significant restricted stock grant with vesting over four years. As a further incentive to recruit these executives, we provided each of them with a starting bonus, which in the case of Mr. Clark was payable in half in each of 2007 and 2008.

Executive	Salary	Target Bonus	Starting Bonus	Stock Grant
Clark	$285,000	100% of salary	$80,000	75,000+
Connerty	$350,000	n/a	n/a	31,810++
Blair	$250,000	100% of salary	n/a	50,000+++
Falconer	$275,000	100% of salary	$140,000	100,000*
Woo	$300,000	100% of salary	$50,000	100,000+++

+	includes 39,032 shares vesting in equal tranches on each of the first five anniversaries of the date of grant and 35,968 shares vesting in four equal tranches on each of the first four anniversaries of the date of grant.
++	vesting in two equal tranches on November 30, 2008 and April 1, 2009.
+++	vesting in four equal tranches on each of the first four anniversaries of the date of grant.
*	includes 70,000 shares vesting in equal tranches on each of the first four anniversaries of the date of grant and 30,000 shares vesting based on attainment of 2008 and 2009 performance goals.

In July 2008, the Board promoted Mr. Clark to Executive Vice President and Chief Financial Officer, and subsequent to that entered into an amended employment agreement. We granted Mr. Clark 35,968 restricted shares in connection with his promotion to Executive Vice President and Chief Financial Officer, with vesting over four years, to provide both a retention incentive and a long-term incentive. When determining the equity compensation to be granted to Mr. Clark in connection with his promotion to Executive Vice President and Chief Financial Officer, our Compensation Committee considered Mr. Clark’s equity ownership in relation to the initial equity grant to Mr. Falconer and the importance of maintaining the potential value of his overall equity ownership over a multi-year vesting in the face of a potentially significant risk of reduced consumer spending on products like those offered by us.

With respect to Messrs. Redling, Clark and Falconer and Ms. Woo, severance will be payable if the executive is terminated: (1) by us without cause, (2) as a result of our non-renewal of the agreement at the end of the initial term or any renewal term, or (3) as a result of the executive terminating the executive’s employment for good reason. These conditions were negotiated with each of these executives when they joined us in 2007 and 2008. Our Compensation Committee determined that these three conditions were appropriate to provide the new executives with the benefit of the compensation arrangements they negotiated when joining us, and provide us with the flexibility to terminate the employment of an executive for any reason, or no reason, at determinable severance amounts, which are described below. With respect to Messrs. Blair and Connerty, severance will be payable if the executive is terminated by us without cause. Mr. Redling’s employment agreement provides a greater amount of severance compensation than those of the other named executive officers, which we determined was reasonable and necessary to recruit a senior executive with Mr. Redling’s experience. The severance amounts of the other executive officers are comparable to each other on a basis scaled appropriately back from Mr. Redling’s level of severance. Messrs. Connerty’s and Blair severance package were designed to be commensurate with arrangements for similar situated executives within the Company.

Upon termination of Mr. Redling’s employment by us without cause, by Mr. Redling for good reason, or upon non-renewal of his employment agreement, Mr. Redling would receive the following severance payments and benefits from us: (1) a cash payment equal to his base salary and annual bonus (using 100% of base salary) for the greater of 12 months or the remainder of the term of his agreement (up to a maximum of 24 months), (2) a cash payment equal to the prorated amount of his annual bonus (using 100% of base salary), (3) a cash payment equal to 12 months of the premium cost on for group life and AD&D policy; (4) 12 months of group healthcare coverage paid by us; and (5) accelerated vesting of all his unvested restricted stock.

Upon termination of Messrs. Clark and Falconer and Ms. Woo’s employment by us without cause, by the executive for good reason or upon non-renewal of the executive’s employment agreement, the executive would receive the following severance payments and benefits from us:

Executive	Cash for Salary	Cash for Target Bonus	Group Life and AD&D	Provide Healthcare	Accelerated Stock Vesting
Clark	12 months	Prorated	12 months	12 months	12 months

Falconer	24 months	Prorated	12 months	12 months	12 months

Woo	12 months	Prorated	12 months	12 months	12 months

Upon termination of Messrs. Blair and Connerty’s employment by us without cause, the executive would receive the following severance payments and benefits from us:

Executive	Cash for Salary	Cash for Target Bonus	Group Life and AD&D	Provide Healthcare	Accelerated Stock Vesting
Connerty	Until 4/1/2009	n/a	Until 4/1/2009	Until 4/1/2009	next tranche

Blair	12 months	n/a	12 months	12 months	next tranche

There are no agreements with any named executive officers concerning payments in the event of a change of control transaction, although (a) under the terms of their restricted stock grants, all of our executive officers will become 100% vested in any unvested portion of their restricted stock grants upon a change of control and (b) under the terms of their employment agreements, in the event of a change of control, Messrs. Redling and Falconer are entitled to a lump sum retention cash payment equal to 30 months of base salary and 24 months of base salary, respectively, if they continue to be employed by us on the first year anniversary of the change of control. Messrs. Redling and Falconer are also entitled to gross-up payments, as described below under “Tax Considerations,” if payments and benefits provided to them resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

We have a 401(k) defined contribution program for all eligible employees, but have no pension or other deferred compensation program for senior executives or any other employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer and certain other of its executive officers in excess of $1,000,000 in any year. Compensation that qualifies as performance-based compensation is excluded from the $1,000,000 deductibility cap and therefore remains fully deductible by the corporation that pays it. We generally consider the requirements necessary to satisfy full deductibility under Section 162(m) in the design of our compensation programs, but we retain the flexibility to authorize compensation that may not be deductible if we believe it is in our best interests. We determined that it was in our best interests to issue restricted common stock to executive officers in 2007 and 2008 with multi-year time-based vesting, but we do not expect these grants to qualify as performance-based compensation. We intend that options and stock appreciation rights will qualify as performance-based compensation. Stock units, dividend equivalents, stock awards and other stock-based awards granted under the our equity compensation plans will only qualify as performance-based compensation when our Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

Under Mr. Redling’s employment agreement, he will be entitled to receive a gross-up payment if payments and benefits provided to him resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Under Mr. Falconer’s employment agreement, he will be entitled to a gross-up payment, up to a maximum of $1,000,000, if payments and benefits provided to him resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code; however, if, notwithstanding our payment of the $1,000,000 gross-up amount, Mr. Falconer remains responsible for the excise tax under Section 4999 of the Internal Revenue Code (in addition to the excise tax paid by us as part of the $1,000,000 gross-up amount), we will reduce all payments and benefits provided to him (but not below zero), but only if and to the extent that the net after-tax benefit received by him by reason of such reduction exceeds the net after-tax benefit received by him if no such reduction was made. It is possible that a change of control could result in gross-up payments to Messrs. Redling and Falconer. Nevertheless, we believe that the gross-up payments relating to the excise tax is appropriate to preserve the intended benefits under their respective agreements.

COMPENSATION COMMITTEE REPORT

Our Committee reviewed and discussed the “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

This report is submitted by our Compensation Committee on April 2, 2009.

Brian P. Tierney

Robert F. Bernstock

Theodore J. Leonsis

Summary Compensation Table

The following table sets forth certain information regarding compensation earned for 2006, 2007 and 2008 by each person who served as our Chief Executive Officer, our Chief Financial Officer and the three other most highly paid executive officers for the fiscal year ended December 31, 2008 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	All Other Compensation ($)		Total ($)
Michael J. Hagan	2008	107,250	250,000	—	—	—		357,250
Chairman (through November 14, 2008) and Chief Executive Officer (through May 1, 2008)	2007	165,000	—	—	—	113	(2)	165,113
	2006	165,000	295,000	—	37,772	—		497,772

Joseph M. Redling (3)	2008	637,385	660,000	2,980,591	—	294,336	(4)	4,572,312
Chairman, President and Chief Executive Officer	2007	184,615	1,200,000	770,038	—	7,682	(5)	2,162,335
	2006	—	—	—	—	—		—

David D. Clark (6)	2008	285,000	251,000	262,674	—	46,355	(7)	845,029
Executive Vice President and Chief Financial Officer	2007	21,923	—	33,333	—	—		55,256
	2006	—	—	—	—	—		—

Thomas F. Connerty	2008	350,000	—	649,026	—	26,113	(8)	1,025,139
Executive Vice President, Program Development and Chief Marketing Officer (through May 14, 2008)	2007	241,063	315,000	56,863	331,479	9,458	(9)	953,863
	2006	235,817	450,000	—	397,775	9,069	(9)	1,092,661

Bruce Blair	2008	221,731	150,000	87,125	56,885	39,158	(10)	554,899
Executive Vice President and Chief Information Officer	2007	200,000	248,500	—	227,542	5,885	(9)	681,927
	2006	179,692	355,000	—	227,542	5,877	(9)	768,111

Scott A. Falconer (11)	2008	161,827	340,000	316,507	—	69,217	(12)	887,551
Executive Vice President, Customer Management and Product Development	2007	—	—	—	—	—		—
	2006	—	—	—	—	—		—

Monica L. Woo (13)	2008	34,615	78,600	60,208	—	17,500	(14)	190,923
Executive Vice President, eCommerce and Chief Marketing Officer	2007	—	—	—	—	—		—
	2006	—	—	—	—	—		—

(1)	The amounts reported in the Stock and Option Awards columns represent the compensation cost recognized pursuant to Statement of Financial Accounting Standards No. 123(R) in the Company’s financial statements, not reduced by the estimated forfeiture rate. Information concerning these amounts may be found in Item 8, Financial Statements and Supplementary Data and Notes 2 and 13 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2009.
(2)	Amount represents a length of service award.
(3)	Mr. Redling joined the Company on September 4, 2007.
(4)	Amount represents the Company’s payment of housing expenses of $48,362 and dividends received on his unvested restricted stock of $245,974.
(5)	Amount represents the Company’s payment of housing expenses for Mr. Redling.
(6)	Mr. Clark joined the Company on November 26, 2007.
(7)	Amounts represent the Company’s matching contributions under the 401(k) plan of $13,275 and dividends received on unvested restricted stock of $33,080.
(8)	Amounts represent the Company’s matching contributions under the 401(k) plan of $9,413 and dividends received on unvested restricted stock of $16,700.

(9)	Amounts represent the Company’s matching contributions under the 401(k) plan.
(10)	Amounts represent the Company’s payment of housing expenses of $15,504, matching contributions under the 401(k) plan of $6,154 and dividends received on unvested restricted stock of $17,500.
(11)	Mr. Falconer joined the Company on May 14, 2008.
(12)	Amount represents the Company’s payment of housing expenses of $23,780, matching contributions under the 401(k) plan of $10,437 and dividends received on unvested restricted stock of $35,000.
(13)	Ms. Woo joined the Company on November 5, 2008.
(14)	Amount represents the dividends received on unvested restricted stock.

Grant of Plan-Based Awards Table

The following table summarizes information regarding grants of plan-based awards for the Named Executive Officers during the fiscal year ended December 31, 2008:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)
		Threshold (#)	Target (#)		Maximum (#)
Michael J. Hagan	N/A	—	—		—		—
Chairman (through November 14, 2008) and Chief Executive Officer (through May 1, 2008)

Joseph M. Redling	4/7/08	—	—		—		295,000	(1)
Chairman, President and Chief Executive Officer	5/13/08	—	—		—		55,000	(1)

David D. Clark	7/9/08	—	—		—		35,968	(2)
Executive Vice President and Chief Financial Officer

Thomas F. Connerty	N/A	—	—		—		—
Executive Vice President, Program Development and Chief Marketing Officer (through May 14, 2008)

Bruce Blair	7/9/08	—	—		—		50,000	(2)
Executive Vice President and Chief Information Officer

Scott A. Falconer	5/14/08	—	—		—		70,000	(4)
Executive Vice President, Customer Management and Product Development	5/14/08	—	—	(3)	30,000	(3)	—

Monica L. Woo	11/5/08	—	—		—		100,000	(5)
Executive Vice President, eCommerce and Chief Marketing Officer

(1)	These shares of restricted stock vest as follows: 25% on March 4, 2009, 25% on January 4, 2010, 25% on November 4, 2010 and 25% on September 4, 2011.
(2)	These shares of restricted stock vest in four equal installments on July 9th of each year, beginning on July 9, 2009.
(3)

These shares of restricted stock granted to Mr. Falconer vest as follows: (a) 15,000 shares of restricted stock vest if 2008 Achieved EBITDA is equal to or greater than $131 million (the “2008 Performance Goal”) and (b) 15,000 shares of restricted stock vest if 2009 Achieved EBITDA is equal to or greater than $144.1 million (the “2009 Performance Goal”). Whether the 2008 and 2009 Performance Goals have been achieved shall be determined on the date that the Annual Report on Form 10-K for the fiscal years ending December 31, 2008 and 2009, respectively, is filed with the Securities and Exchange Commission and if the Performance Goal is achieved, vesting shall be as of such filing date. For purposes of Mr. Falconer’s 2008 and 2009 Performance Goals, “Achieved EBITDA” is earnings before interest, taxes, depreciation, amortization, non-cash charges, broken deal fees and any other non-recurring costs that in the judgment of the Compensation Committee of the Board of Directors are not indicative of ongoing operating performance. The 2008 Annual Report on Form 10-K was filed on March 6, 2009 and the 2008 Performance Goal was not met. The 15,000 shares have been forfeited in 2009.

(4)	These shares vest in four equal installments on May 14th of each year, beginning on May 14, 2009.
(5)	These shares vest in four equal installments on November 5th of each year, beginning on November 5, 2009.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth outstanding equity awards for the Named Executive Officers at December 31, 2008.

Name	Option Awards (1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Michael J. Hagan	—	—	—	—	—	—		—	—	—
Chairman (through November 14, 2008) and Chief Executive Officer (through May 1, 2008)

Joseph M. Redling	—	—	—	—	—	471,064	(3)	6,872,824	—	—
Chairman, President and Chief Executive Officer

David D. Clark	—	—	—	—	—	67,194		980,360	—	—
Executive Vice President and Chief Financial Officer

Thomas F. Connerty	—	—	—	—	—	15,905		232,054	—	—
Executive Vice President, Program Development and Chief Marketing Officer (through May 14, 2008)

Bruce Blair	41,667	—	—	6.38	04/06/2015	50,000		729,500	—	—
Executive Vice President and Chief Information Officer

Scott A. Falconer	—	—	—	—	—	70,000	(4)	1,021,300	—	—
Executive Vice President, Customer Management and Product Development

Monica L. Woo	—	—	—	—	—	100,000		1,459,000	—	—
Executive Vice President, eCommerce and Chief Marketing Officer

(1)

Each option has a ten year life and an exercise price per share equal to 100% of the estimated fair market value of our common stock on the grant date. Each option is exercisable in three equal cumulative installments commencing on the first, second and third anniversaries of the grant date, assuming that the option holder remains an employee.
(2)	The market value is based on the closing stock price on the last day of trading in 2008 of $14.59.
(3)	In connection with Mr. Redling’s promotion to President and Chief Executive Officer, on April 7, 2008 we also amended the terms of his performance stock grant originally granted on September 4, 2007. The amendment: (a) moved the original 2008 and 2009 performance goals to 2009 and 2010, (b) changed the performance measure to “Achieved EBITDA” and (c) provided for full vesting of the performance stock grant on September 4, 2011.
(4)	Amount does not include the performance based shares as the performance conditions are not deemed probable of achievement.

Option Exercises and Stock Vested Table

The following table sets forth information regarding option exercises for the Named Executive Officers for the fiscal year ended December 31, 2008.

Name	Option Awards (1)		Stock Awards (2)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Michael J. Hagan	349,334	4,400,973	—		—
Chairman (through November 14, 2008) and Chief Executive Officer (through May 1, 2008)

Joseph M. Redling	—	—	23,687	(3)	448,869
Chairman, President and Chief Executive Officer

David D. Clark	—	—	7,806	(4)	106,318
Executive Vice President and Chief Financial Officer

Thomas F. Connerty	175,000	3,050,250	15,905	(5)	222,829
Executive Vice President, Program Development and Chief Marketing Officer (through May 14, 2008)

Bruce Blair	—	—	—		—
Executive Vice President and Chief Information Officer

Scott A. Falconer	—	—	—		—
Executive Vice President, Customer Management and Product Development

Monica L. Woo	—	—	—		—
Executive Vice President, eCommerce and Chief Marketing Officer

(1)	The value realized on exercise of stock option awards is the difference between the stock price on the date of exercise and the exercise price of the options.
(2)	The value realized on vesting of stock awards is based on the closing stock price on the date of vesting.
(3)	Mr. Redling surrendered 9,712 of these shares to the Company for payment of the minimum tax withholding obligations.
(4)	Mr. Clark surrendered 2,114 of these shares to the Company for payment of the minimum tax withholding obligations.
(5)	Mr. Connerty surrendered 5,633 of these shares to the Company for payment of the minimum tax withholding obligations.

Equity Compensation Plan Information at Fiscal Year Ended December 31, 2008

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights (1) (#)	(b) Weighted-average exercise price of outstanding options, warrants and rights (2) ($)	(c) Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column (a)] (#)
Equity compensation plans approved by security holders	1,653,413	6.24	1,938,158
Equity compensation plans not approved by security holders	—	—	—

(1)	Consists of 253,066 shares of our common stock issuable upon the exercise of outstanding options and 1,400,347 shares of our common stock issuable upon the vesting of restricted stock awards under our Equity Incentive Plans.
(2)	Includes the weighted-average exercise price of stock options outstanding of $6.24 and no amount for the restricted stock awards.

REPORT OF THE AUDIT COMMITTEE

In the section below, we describe our financial and accounting management policies and practices.

The current Audit Committee of the Board is composed of three independent directors, as defined by Nasdaq Rule 4200, and operates under a written charter adopted by the Board. In December 2003, Stephen T. Zarrilli was appointed to, and named Chairman of, the Audit Committee. Ian J. Berg and Michael F. Devine are the additional members of the Audit Committee.

The responsibilities of the Audit Committee include recommending to the Board an independent registered public accounting firm to be engaged. Management is responsible for our internal controls and financial reporting process, including our system of controls over the safeguarding of assets and for the preparation of financial statements in accordance with U.S. generally accepted accounting principles. Management is specifically responsible for the Company’s compliance with the requirements of the Sarbanes-Oxley Act of 2002. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The independent registered public accounting firm is also responsible for auditing the effectiveness of the Company’s internal control over financial reporting as of our fiscal year end. The Audit Committee’s responsibility is to oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that our 2008 consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm, as well as internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, “The Auditor’s Communication With Those Charged With Governance,” as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to all relevant professional and regulatory standards. In addition, the Audit Committee has, pursuant to the relevant professional and regulatory standards, discussed with, and received the required written disclosures and a confirming letter from KPMG LLP regarding its independence and has discussed with KPMG LLP its independence from the Company and its management, as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accountants to the Company is compatible with maintaining the auditor’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.

This report is submitted by the Audit Committee on April 2, 2009.

Stephen T. Zarrilli

Ian J. Berg

Michael F. Devine

SHARE OWNERSHIP OF OUR DIRECTORS, OFFICERS AND 5% BENEFICIAL OWNERS

The following table shows as of December 31, 2008, the amount and percentage of our outstanding common stock beneficially owned by each person who is known by us to beneficially own more than 5% of our outstanding common stock.

Name and Address of 5% Beneficial Owner	Shares Beneficially Owned (1)	Percent of Outstanding Common Stock
Invesco Ltd. (2) 1555 Peachtree Street NE Atlanta, GA 30309	2,717,004	9.2%

Royce & Associates, LLC (3) 1414 Avenue of the Americas New York, NY 10019	2,587,604	8.7%

Barclays Global Investors, NA (4) Barclays Global Fund Advisors 400 Howard Street San Francisco, CA 94105	2,151,012	7.3%

Barclays Global Investors, Ltd. Murray House 1 Royal Mint Court London, EC3N 4HH

Barclays Global Investors Japan Limited Ebisu Prime Square Tower 8th Floor 1-1-39 Hiroo Shibuya-Ku Tokyo 150-8402 Japan

Barclays Global Investors Canada Limited Brookfield Place 161 Bay Street Suite 2500, P.O. Box 614 Toronto, Canada Ontario M5J 2S1

Barclays Global Investors Australia Limited Level 43, Grosvenor Place, 225 George Street P.O. Box N43 Sydney, Australia NSW 1220

Barclays Global Investors (Deutschland) AG Apianstrasse 6 D-85774 Unterfohring, Germany

WS Management, LLLP (5) 225 Water Street, Suite 1987 Jacksonville, FL 32202	1,615,614	5.5%

Brandywine Global Investment Management, LLC (6) 2929 Arch St 8th Floor Philadelphia, PA 19104	1,552,617	5.3%

The following table shows as of March 17, 2009, the amount and percentage of our outstanding common stock beneficially owned (unless otherwise indicated) by each of our (i) directors and nominees for director, (ii) Named Executive Officers and (iii) our directors, nominees for director and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Shares Acquirable Within 60 Days (7)	Percent of Outstanding Common Stock (%)
Joseph M. Redling	447,243	—	1.5%
David D. Clark	72,886	—	*
Bruce Blair	91,667	41,667	*
Ian J. Berg (8)	35,679	9,000	*
Robert F. Bernstock	11,987	—	*
Michael F. Devine	5,995	—	*
Scott A. Falconer	85,000	—	*
Theodore J. Leonsis	7,686	—	*
Warren V. Musser (9)	1,893	—	*
Brian P. Tierney (10)	46,566	—	*
Monica L. Woo	100,000	—	*
Stephen T. Zarrilli	9,022	—	*
All directors, nominees for directors and executive officers as a group (12 persons)	915,624	50,667	3.0%

*	less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options to purchase shares that were exercisable on, or became exercisable within 60 days of, March 17, 2009, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person. Information supplied by officers and directors.
(2)	This information is based on Schedule 13G/A filed with the SEC on February 13, 2009.
(3)	This information is based on Schedule 13G filed with the SEC on January 27, 2009.
(4)	This information is based on Schedule 13G filed with the SEC on February 5, 2009.
(5)	This information is based on Schedule 13G/A filed with the SEC on February 13, 2009.
(6)	This information is based on Schedule 13G filed with the SEC on February 17, 2009.
(7)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at March 17, 2009, or within 60 days thereafter under our stock option plans.
(8)	The shares set forth as beneficially owned by Mr. Berg include 10,112 shares that are owned by Eastern Technology Fund, L.P., of which Mr. Berg is managing director, 178 owned by ETF GP, LP, of which Mr. Berg is managing director, 133 shares held by the Berg Family Trust, of which Mr. Berg’s spouse is a trustee, and 89 shares that are owned by his spouse.
(9)	Mr. Musser has pledged 1,893 shares held directly by him.
(10)	The shares set forth as beneficially owned by Mr. Tierney include 4,297 shares that are owned by the Tierney Family Foundation, of which Mr. Tierney is trustee. Mr. Tierney and the Tierney Family Foundation have pledged 46,566 shares held directly by them.

Employment Agreements

On August 6, 2007, we entered into an employment agreement with Joseph M. Redling to set forth the terms and conditions of his employment with us, effective as of September 4, 2007, as our President and Chief Operating Officer. On April 7, 2008, we entered into an amendment to Mr. Redling’s employment agreement to reflect his promotion to President and Chief Executive Officer, effective as of May 1, 2008, and appointment to the Board, effective as of April 7, 2008. On December 29, 2008, we entered into a second amendment to Mr. Redling’s employment agreement, as modified by the first amendment, to comply with the requirements of Section 409A of the Internal Revenue Code. His employment agreement, as amended, has an initial term that will end on September 30, 2011. After the initial term, the agreement renews automatically for one-year terms unless either party provides notice of non-renewal at least three months’ prior to the end of the then current term. A one-year automatic renewal also occurs in the event of a change of control.

Under the terms of Mr. Redling’s employment agreement, as amended, Mr. Redling is entitled to (i) a base salary of $660,000 per year, with a minimum 3.5% increase annually; (ii) a restricted stock grant of 94,751 shares of our common stock on September 4, 2007 that vests in four equal tranches on each of the first four anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Redling’s first grant”); (iii) a second restricted stock grant of 50,000 shares of our common stock on September 4, 2007 that will vest in full on September 4, 2011, subject to earlier vesting based on the achievement of certain performance goals for our 2009 and 2010 fiscal years (“Mr. Redling’s second grant”); (iv) a third restricted stock grant of 295,000 shares of our common stock on April 7, 2008 that vests in four equal tranches on March 4, 2009, January 4, 2010, November 4, 2010 and September 4, 2011, if he is employed by us on each vesting date (“Mr. Redling’s third grant”); and (v) a fourth restricted stock grant of 55,000 shares of our common stock on May 13, 2008 that vests in four equal tranches on March 4, 2009, January 4, 2010, November 4, 2010 and September 4, 2011, if he is employed by us on each vesting date (“Mr. Redling’s fourth grant”). We paid Mr. Redling a guaranteed signing bonus of $500,000 on September 14, 2007 and a second guaranteed bonus of $500,000 on October 26, 2007.

The agreement provides that Mr. Redling will be eligible to receive annual bonuses of up to 150% of base salary and guaranteed annual bonuses of no less than 100% of base salary during the initial term. The agreement also provides Mr. Redling with temporary furnished housing beginning on September 4, 2007, at our cost, for a month-to-month basis for twelve months, which may be extended by mutual agreement for a maximum period not to exceed December 31, 2009 and a relocation package in the amount of $60,000 if Mr. Redling relocates to the Horsham, Pennsylvania area at any time during the 2008 calendar year.

If Mr. Redling’s employment is terminated on account of his death, we will pay his estate a prorated amount of his annual bonus (calculated as 100% of his base salary) and accelerate the vesting of Mr. Redling’s first grant by an additional six months. If Mr. Redling’s death occurs in 2008 or 2009, we will accelerate the vesting of such portion of Mr. Redling’s second grant that he otherwise could have vested on December 31 of the year in which his death occurs if the relevant performance goals for such calendar year had been obtained, without proration. Pursuant to the terms of the restricted stock agreement for Mr. Redling’s third and fourth grants, we will accelerate the vesting of such shares by an additional six months upon his death. If Mr. Redling’s employment is terminated on account of his disability, we will pay him a lump sum cash payment in an amount equal to 12 months of his base salary (less any amounts that would be paid to him during the 12 month period following the date he is considered totally disabled pursuant to our then-existing disability benefit plans) and a prorated amount of his annual bonus (calculated as 100% of his base salary). In addition, the vesting of his restricted stock grants will be accelerated to the same extent as would apply in the event of his death.

If Mr. Redling’s employment is terminated by us without cause, by him for good reason, or as a result of our non-renewal of his employment agreement, then, in exchange for execution of a mutual general release, we will (i) pay him a lump sum cash severance payment equal to the sum of (a) the greater of 12 months or the remainder of the term of his employment agreement, as amended (up to a maximum of 24 months) of the sum of his base salary then in effect and annual bonus (calculated as 100% of his base salary), (b) a prorated amount of his annual bonus (calculated as 100% of his base salary), and (c) the value of the premium cost to us to continue him on our group life and AD&D policy for the 12 month period following the date of his termination of employment; (ii) provide him with continued group healthcare coverage for the 12 month period following the date of his termination of employment at his normal contribution rates; and (iii) accelerate the vesting of Mr. Redling’s first and second grants fully. The restricted stock agreements for Mr. Redling’s third and fourth grants also provide for full vesting upon termination of his employment by us without cause, by him for good reason, or as a result of our non-renewal of his employment agreement.

In the event of a change of control, pursuant to the terms of his employment agreement, as amended, and his restricted stock agreements, all four of his restricted stock grants will become fully vested on the date of the change of control. In the event that Mr. Redling is employed by us on the first anniversary of a change of control, we will pay him a lump sum retention cash payment in an amount equal to 30 months of his monthly base salary as then in effect.

If any payment or benefit provided to Mr. Redling resulting from a change of control is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay Mr. Redling an additional gross-up payment to cover the excise tax and all federal, state, and local income and employment taxes on the additional gross-up payment.

Contemporaneously with the execution of his employment agreement, Mr. Redling also entered into a nondisclosure and noncompete agreement with us. Under this agreement, Mr. Redling agrees not to compete with us for two years after termination of his employment. The geographic limitation of the restriction extends to our existing customers or accounts no matter where located.

The following table sets forth information regarding potential payments upon termination or a change of control estimated as of December 31, 2008 for Mr. Redling under the terms of his employment agreement, as amended:

	Salary ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)	All Other Compensation ($) (3)	280G Tax Gross-Up	Total ($)
Termination without cause; termination for good reason	2,640,000	660,000	6,872,813	15,936	—	10,188,749
Termination by death	—	660,000	2,203,855	—	—	2,863,855
Termination by disability	660,000	660,000	2,203,855	—	—	3,523,855
Non-renewal of agreement	2,640,000	660,000	6,872,813	15,936	—	10,188,749
Change of control	—	—	6,872,813	—	—	6,872,813

(1)	Lump sum payments.
(2)	The restricted shares are valued using the closing stock price at December 31, 2008.
(3)	All Other Compensation includes the continuation of health insurance benefits and lump sum value of the cost to continue life and disability benefits.

On October 26, 2007, we entered into an employment agreement with David D. Clark, to set forth the terms and conditions of his employment with us, effective as of November 26, 2007, as our Chief Financial Officer. On October 21, 2008, we entered into an amended and restated employment agreement with Mr. Clark, which superseded and replaced in its entirety Mr. Clark’s employment agreement to reflect his promotion to Executive Vice President and Chief Financial Officer. The amended and restated employment agreement has an initial term that will end on November 26, 2010. Thereafter, the agreement renews automatically for one-year renewal terms unless either party provides notice of non-renewal at least three months’ prior to the end of the then current term. A one-year automatic renewal also occurs in the event of a change of control.

Under the terms of Mr. Clark’s amended and restated employment agreement, Mr. Clark is entitled to (i) an initial base salary of $285,000 per year; (ii) an initial restricted stock grant of 39,032 shares of our common stock on November 26, 2007 that vests in equal tranches on each of the first five anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Clark’s first grant”); and (iii) a second restricted stock grant of 35,968 shares on July 9, 2008 that vests in equal tranches on each of the first four anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Clark’s second grant”). We paid Mr. Clark a guaranteed bonus of $40,000 on January 4, 2008 and a second guaranteed bonus of $40,000 on July 3, 2008. The agreement provides that Mr. Clark will be eligible to receive annual bonuses of up to 100% of base salary.

If Mr. Clark’s employment is terminated on account of his death, we will pay his estate a lump sum cash payment equal to a prorated amount of his annual bonus (calculated as 100% of his base salary) and accelerate the vesting of both of his restricted stock grants by an additional 12 months. If Mr. Clark’s employment is terminated on account of his disability, we will pay Mr. Clark a lump sum cash payment equal to one month of his base salary and a prorated amount of his annual bonus (calculated as 100% of his base salary) and accelerate the vesting of both of his restricted stock grants by an additional 12 months.

If Mr. Clark’s employment is terminated by us without cause, by him for good reason, or upon our non-renewal of his amended and restated employment agreement, then in exchange for a mutual general release, we will (i) pay him a lump sum cash severance payment equal to the sum of (a) 12 months of his base salary then in effect, (b) a prorated amount of his annual bonus (calculated as 100% of his base salary), and (c) the value of the premium cost to us to continue him on our group life and AD&D policy for the 12 month period following the date of his termination of employment; (ii) provide him with continued group healthcare and dental coverage for the 12 month period following the date of his termination of employment at his normal contribution rates; (iii) reduce his covenants against non-competition to a 12 month period from the date of his termination of employment; and (iv) accelerate the vesting of Mr. Clark’s second grant by an additional period of 12 months. Pursuant to the terms of the restricted stock agreement for Mr. Clark’s first grant, we will accelerate the vesting of those shares in full upon termination of Mr. Clark’s employment by us without cause, by him for good reason, or upon our non-renewal of his amended and restated employment agreement.

In the event of a change of control, pursuant to the terms of his amended and restated employment agreement and restricted stock agreements, both of his restricted stock grants will become fully vested as of the date of the change of control.

Contemporaneously with the execution of his employment agreement, Mr. Clark also entered into a nondisclosure and noncompete agreement with us. Under this agreement, Mr. Clark agrees not to compete with us for two years after termination of his employment. The geographic limitation of the restriction extends to our existing customers or accounts no matter where located.

The following table sets forth information regarding potential payments upon termination or a change of control estimated as of December 31, 2008 for Mr. Clark under the terms of his amended and restated employment agreement:

	Salary ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)	All Other Compensation ($)(3)	280G Tax Gross-Up	Total ($)
Termination without cause; termination for good reason;	285,000	285,000	717,968	15,874	—	1,303,842
Termination by death	—	285,000	385,773	—	—	670,773
Termination by disability	23,750	285,000	385,773	—	—	694,523
Non-renewal of agreement	285,000	285,000	717,968	15,874	—	1,303,842
Change of control	—	—	980,355	—	—	980,355

(1)	Lump sum payments.

(2)	The restricted shares are valued using the closing stock price at December 31, 2008.
(3)	All Other Compensation includes the continuation of health insurance benefits and lump sum value of the cost to continue life and disability benefits.

We originally entered into an employment agreement with Thomas F. Connerty, dated October 4, 2004, to set forth the terms and conditions of his employment with us for a one-year term. On November 30, 2007, we amended and restated Mr. Connerty’s employment agreement to extend the term of his employment with us for five years and set forth the terms and conditions of his continued employment with us, effective as of November 30, 2007, as our Executive Vice President, Program Development and Chief Marketing Officer. On May 14, 2008, we entered into an amendment to Mr. Connerty’s amended and restated employment agreement to reflect his transition from our Executive Vice President, Program Development and Chief Marketing Officer to a marketing advisor post within our company on the West Coast. On December 30, 2008, we entered into a second amendment to Mr. Connerty’s amended and restated employment agreement to comply with the requirements of Section 409A of the Internal Revenue Code. The term of Mr. Connerty’s employment with us will end on April 1, 2009.

Under the terms of Mr. Connerty’s amended and restated employment agreement, as amended, Mr. Connerty is entitled to (i) a base salary of $350,000 per year and (ii) a restricted stock grant of 79,523 shares of our common stock on November 30, 2007, of which only 31,810 shares remain. The remaining 31,810 shares vests in two equal tranches on November 30, 2008 and April 1, 2009, if he is employed by us on each vesting date. Mr. Connerty is not eligible for any bonuses after December 31, 2007.

Under the terms of Mr. Connerty’s amended and restated employment agreement, as amended, if Mr. Connerty’s employment is terminated on account of his death, we will accelerate the vesting of his restricted stock grant by an additional six months. If Mr. Connerty’s employment is terminated on account of his disability, we will pay him a lump sum cash payment equal to one month of his base salary and accelerate the vesting of his restricted stock grant by an additional six months.

In the event that Mr. Connerty’s employment is terminated by us without cause, then in exchange for a mutual general release, we will (i) pay him a lump sum cash severance payment in an amount equal to (a) his base salary from the date of his termination of employment to April 1, 2009 and (b) the value of the premium cost to us to continue him on our group life and AD&D policy for the period from the date of his termination of employment to April 1, 2009; (ii) provide him with continued group healthcare coverage from the date of his termination of employment to April 1, 2009 at his normal contribution rates; and (iii) accelerate the vesting of the next tranche of his restricted stock grant that is scheduled to vest after the date of his termination of employment.

In the event of a change of control, pursuant to the terms of his amended and restated employment agreement and restricted stock agreement, as amended, his restricted stock grant will become fully vested on the date of the change of control.

Contemporaneously with the execution of his amended and restated employment agreement, Mr. Connerty entered into a nondisclosure and noncompete agreement with us. Under this agreement, as amended, Mr. Connerty agrees not to compete with us for a period ending on the earlier of April 1, 2010 or 18 months from termination of his employment with us and not participate in any health and wellness business for at least one year after termination of his employment regardless of whether we are engaged in such business.

The following table sets forth information regarding potential payments upon termination or change of control estimated as of December 31, 2008 for Mr. Connerty under the terms of his amended and restated employment agreement, as amended:

	Salary ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)	All Other Compensation ($) (3)	280G Tax Gross-Up	Total ($)
Termination without cause	87,500	—	232,038	4,046	—	323,584
Termination by death	—	—	232,038	—	—	232,038
Termination by disability	29,167	—	232,038	—	—	261,205
Non-renewal of agreement	—	—	—	—	—	—
Change of control	—	—	232,038	—	—	232,038

(1)	Lump sum payments.
(2)	The restricted shares are valued using the closing stock price at December 31, 2008.
(3)	All Other Compensation includes the continuation of health insurance benefits and lump sum value of the cost to continue life and disability benefits.

On May 14, 2008, we entered into an employment agreement with Scott A. Falconer to set forth the terms and conditions of his employment with us, effective as of May 14, 2008. On December 30, 2008, we entered into an amendment to Mr. Falconer’s employment agreement to comply with the requirements of Section 409A of the Internal Revenue Code. The agreement has an initial term that will end on May 14, 2011. Thereafter, the agreement renews automatically for one year renewal terms unless either party provides notice of non-renewal at least three months’ prior to the end of the then current term. A one-year renewal also occurs in the event of a change of control.

Under the terms of Mr. Falconer’s employment agreement, as amended, Mr. Falconer is entitled to receive (i) an initial base salary of $275,000 per year; (ii) an initial restricted stock grant of 70,000 shares of our common stock on May 14, 2008 that vests in equal tranches on each of the first four anniversaries of the date of grant, if Mr. Falconer is employed by us on each vesting date (“Mr. Falconer’s first grant”); and (iii) an additional restricted stock grant of 30,000 shares of our common stock on May 14, 2008 that vests based upon the achievement of certain performance goals for fiscal years 2008 and 2009 (“Mr. Falconer’s second grant”). We paid Mr. Falconer a signing bonus of $140,000 on May 23, 2008. The agreement provides that Mr. Falconer is eligible to receive annual bonuses of 100% of his base salary, which will be no less than $200,000 for 2008, no less than 70% of his base salary for the fiscal years ending December 31, 2009 and 2010, and if the agreement is renewed for one renewal term beyond the initial term, 70% of his base salary for the fiscal year ending December 31, 2011. The agreement also provides Mr. Falconer with temporary furnished housing, at our cost, on a month-to-month basis until May 14, 2011 and a relocation package in the amount of $60,000 if Mr. Falconer is employed by us and relocates to the Horsham, Pennsylvania area at any time during the 2011 calendar year.

If Mr. Falconer’s employment is terminated on account of his death, we will pay Mr. Falconer’s estate a lump sum cash payment equal to a prorated amount of his annual bonus (calculated as 100% of his base salary) and accelerate the vesting of Mr. Falconer’s first grant by an additional 12 months. If Mr. Falconer’s employment is terminated on account of his disability, we will pay Mr. Falconer a lump sum cash payment equal to one month of his base salary and a prorated amount of his annual bonus (calculated as 100% of base salary) and accelerate the vesting of Mr. Falconer’s first grant by an additional 12 months. If Mr. Falconer’s employment is terminated by us without cause, by him for good reason, or upon our non-renewal of his employment agreement, then, in exchange for a mutual release, we will (i) pay him a lump sum cash severance payment equal to the sum of (a) 24 months of his base salary then in effect, (b) a prorated amount of his annual bonus (calculated as 100% of his base salary) and (c) the value of the premium cost to us to continue him on our group life and AD&D policy for the 12 month period following the date of his termination of employment; (ii) provide him with continued group health coverage for the 12 month period following the date of his termination of employment at his normal contribution rates; (iii) reduce his covenants against non-competition to a 12 month period from the date of his termination of employment; and (iv) accelerate the vesting of Mr. Falconer’s first grant by an additional 12 months.

In the event of a change of control, pursuant to his employment agreement, as amended, and restricted stock agreement, both of his restricted stock grants will become fully vested on the date of the change of control. In the event that Mr. Falconer is employed by us on the first anniversary of a change of control, we will pay Mr. Falconer a lump sum retention cash payment in an amount equal to 24 months of his monthly base salary as then in effect.

Mr. Falconer will be entitled to a gross-up payment, up to a maximum of $1 million, if payments and benefits provided to him resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. However, if, notwithstanding our payment of the $1 million gross-up amount, Mr. Falconer remains responsible for the excise tax under Section 4999 of the Internal Revenue Code (in addition to the excise tax paid by us as part of the $1 million gross-up amount), we will reduce all payments and benefits provided to him (but not below zero), but only if and to the extent that the net after-tax benefit received by him by reason of such reduction exceeds the net after-tax benefit received by him if no such reduction was made.

Contemporaneously with the execution of his employment agreement, Mr. Falconer entered into a nondisclosure and noncompete agreement with us. Under the agreement, Mr. Falconer agrees not to compete with us for two years after termination of his employment. The geographic limitation of the restriction extends to our existing customers or accounts no matter where located.

The following table sets forth information regarding potential payments upon termination or change of control estimated as of December 31, 2008 for Mr. Falconer under the terms of his employment agreement, as amended:

	Salary ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)	All Other Compensation ($) (3)	280G Tax Gross-Up	Total ($)
Termination without cause; termination for good reason;	550,000	160,417	510,650	15,921	—	1,236,988
Termination by death	—	160,417	510,650	—	—	671,067
Termination by disability	22,917	160,417	510,650	—	—	693,984
Non-renewal of agreement	550,000	160,417	510,650	15,921	—	1,236,988
Change of control	—	—	1,459,000	—	—	1,459,000

(1)	Lump sum payments.
(2)	The restricted shares are valued using the closing stock price at December 31, 2008.
(3)	All Other Compensation includes the continuation of health insurance benefits and lump sum value of the cost to continue life and disability benefits.

On July 9, 2008, we entered into an employment agreement with Bruce Blair to set forth the terms and conditions of his employment with us, effective as of July 9, 2008, as our Executive Vice President and Chief Information Officer. On December 30, 2008, we entered into an amendment to Mr. Blair’s employment agreement to comply with the requirements of Section 409A of the Internal Revenue Code. The agreement has an initial term that will end on July 9, 2011.

Mr. Blair’s employment agreement, as amended, provides him with an initial base salary of $250,000 per year and a restricted stock grant of 50,000 shares of our common stock on July 9, 2008 that vests in equal tranches on each of the first four anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Blair’s grant”). The agreement provides that Mr. Blair is eligible to receive annual bonuses of 100% of his base salary.

Under the terms of Mr. Blair’s employment agreement, as amended, if Mr. Blair’s employment is terminated on account of his death, we will accelerate the vesting of Mr. Blair’s grant by an additional six months. If Mr. Blair’s employment is terminated on account of his disability, we will pay him a lump sum cash payment equal to one month of his base salary and accelerate the vesting of Mr. Blair’s grant by an additional six months.

If Mr. Blair’s employment is terminated by us without cause, then, in exchange for a mutual release, we will (i) pay him a lump sum cash severance payment in an amount equal to (a) 12 months of his base salary then in effect and (b) the value of the premium costs to us to continue him on our group life and AD&D policy for the 12 month period following the date of his termination of employment; (ii) provide him with continued group healthcare coverage for the 12 month period following the date of termination of his employment at his normal contribution rates; (iii) reduce his covenants against non-competition to one year following termination of his employment; and (iv) accelerate the vesting of the next tranche of Mr. Blair’s grant that would have vested after the date of termination of his employment.

In the event of a change of control, pursuant to his employment agreement and restricted stock agreement, Mr. Blair’s grant will become fully vested on the date of the change of control.

Contemporaneously with the execution of his employment agreement, Mr. Blair entered into a nondisclosure and noncompete agreement with us. Under this agreement, Mr. Blair agrees not to compete with us for two years after termination of his employment. The geographic limitation of the restriction extends to our existing customers or accounts no matter where located.

The following table sets forth information regarding potential payments upon termination or a change of control estimated as of December 31, 2008 for Mr. Blair under the terms of his employment agreement, as amended:

	Salary ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)	All Other Compensation ($) (3)	280G Tax Gross-Up	Total ($)
Termination without cause	250,000	—	182,375	15,918	—	448,293
Termination by death	—	—	273,563	—	—	273,563
Termination by disability	20,833	—	273,563	—	—	294,396
Non-renewal of agreement	—	—	—	—	—	—
Change of control	—	—	729,500	—	—	729,500

(1)	Lump sum payments.
(2)	The restricted shares are valued using the closing stock price at December 31, 2008.
(3)	All Other Compensation includes the continuation of health insurance benefits and lump sum value of the cost to continue life and disability benefits.

On October 20, 2008, we entered into an employment agreement with Monica L. Woo to set forth the terms and conditions of her employment with us, effective as of November 5, 2008, as our Executive Vice President, e-Commerce and Chief Marketing Officer. The agreement has an initial term that will end on November 5, 2011. Thereafter, the agreement renews automatically for one year renewal terms unless either party provides notice of non-renewal at least 60 days prior to the end of the then current term. A one year renewal also occurs in the event of a change of control.

Under the terms of Ms. Woo’s employment agreement, Ms. Woo is entitled to (i) an initial base salary of $300,000 per year and (ii) a restricted stock grant of 100,000 shares of our common stock on November 5, 2008 that vests in equal tranches on each of the first four anniversaries of the date of grant, if she is employed by us on each vesting date (“Ms. Woo’s grant”). We paid Ms. Woo a signing bonus of $50,000 on November 21, 2008. The agreement provides that Ms. Woo is eligible to receive annual bonuses of 100% of her base salary, which will be no less than her prorated base salary for 2008, and no less than 70% of her base salary for 2009. The agreement also provides Ms. Woo with temporary furnished housing, at our cost, on a month-to-month basis until December 31, 2009, which may be extended in the sole discretion of our Chief Executive Officer until December 31, 2010 if Ms. Woo is employed by us but has not relocated to the Horsham, Pennsylvania area by December 31, 2009 and a relocation package in the amount of $60,000 if Ms. Woo is employed by us and relocates to the Horsham, Pennsylvania area at any time during the 2009 and 2010 calendar years.

Under the terms of Ms. Woo’s employment agreement, if Ms. Woo’s employment is terminated on account of her death, we will pay her estate a lump sum cash payment equal to a prorated amount of her annual bonus (calculated as 100% of her base salary) and accelerate the vesting of Ms. Woo’s grant by an additional 12 months. If Ms. Woo’s employment is terminated on account of her disability, we will pay Ms. Woo a lump sum cash payment equal to the sum of one month of her base salary and a prorated amount of her annual bonus (calculated as 100% of her base salary) and accelerate the vesting of Ms. Woo’s grant by an additional 12 months.

If Ms. Woo’s employment is terminated by us without cause, by her for good reason, or as a result of our non-renewal of her employment agreement, then in exchange for a mutual general release, we will (i) pay her a lump sum cash severance payment in an amount equal to the sum of (a) 12 months of her base salary then in effect, (b) a prorated amount of her annual bonus (calculated as 100% of her base salary), and (c) the value of the premium cost to us to continue her on our group life and AD&D policy for the 12 month period following the date of termination of her employment; (ii) provide her with continued group healthcare and dental coverage for the 12 month period following the date of termination of her employment at her normal contribution rates; (iii) reduce her covenants against non-competition to a 12 month period from the date of termination of her employment; and (iv) accelerate the vesting of Ms. Woo’s grant by an additional 12 months.

In the event of a change of control, pursuant to the terms of her employment agreement and restricted stock agreement, Ms. Woo’s grant will become fully vested on the date of the change of control.

Contemporaneously with the execution of her employment agreement, Ms. Woo entered into a nondisclosure and noncompete agreement with us. Under this agreement, Ms. Woo agrees not to compete with us for two years after termination of her employment. The geographic limitation of the restriction extends to our existing customers or accounts no matter where located.

The following table sets forth information regarding potential payments upon termination or change of control estimated as of December 31, 2008 for Ms. Woo under the terms of her employment agreement:

	Salary ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)	All Other Compensation ($) (3)	280G Tax Gross-Up	Total ($)
Termination without cause; termination for good reason	300,000	50,000	729,500	6,444	—	1,085,944
Termination by death	—	50,000	729,500	—	—	779,500
Termination by disability	25,000	50,000	729,500	—	—	804,500
Non-renewal of agreement	300,000	50,000	729,500	6,444	—	1,085,944
Change of control	—	—	1,459,000	—	—	1,459,000

(1)	Lump sum payments.
(2)	The restricted shares are valued using the closing stock price at December 31, 2008.
(3)	All Other Compensation includes the continuation of health insurance benefits and lump sum value of the cost to continue life and disability benefits.

INDEPENDENT PUBLIC ACCOUNTANTS

We engaged KPMG LLP, an independent registered public accounting firm, to audit our financial statements for the year ended December 31, 2008. We expect to engage KPMG LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2009, subject to review and approval by the Audit Committee. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from our stockholders.

The aggregate fees billed to the Company for professional services rendered for the years 2008 and 2007 were as follows:

Audit Fees

The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2008, the audit of internal control over financial reporting and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarter 2008 were $505,000. The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2007, the audit of internal control over financial reporting and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarter 2007 were $490,000.

Audit-Related Fees

There were no audit-related fees in 2007. In 2008, we incurred $34,000 related to procedures performed for our equity investment in Zero Technologies, LLC, an acquisition and a registration statement filed in May 2008.

Tax Fees

There were no fees for tax services, including tax consulting, in 2007 and 2008.

All Other Fees

Other than the services described above, KPMG LLP did not provide any other services to the Company in 2007 or 2008.

Pre-approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence from us. To implement these provisions of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission has issued rules specifying the types of services that an independent registered public accounting firm may not provide to its audit client, as well as the Audit Committee’s administration of the engagement of the independent registered public accounting firm. Hence, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

OTHER MATTERS

The Board does not know of any other matter that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxy agents to vote the shares represented thereby in accordance with the recommendation of the Board on such matters.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of Securities Exchange Act of 1934, as amended, requires that our officers and directors and persons who own more than 10% of our common stock file reports of their ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us, or written representations received from reporting persons, during the year ended December 31, 2008, all of the Company’s directors, executive officers, and greater than ten percent stockholders complied with all Section 16(a) filing requirements except that Mr. DiPiano inadvertently filed a late Form 4 to report a stock grant on March 5, 2008.

RELATED TRANSACTIONS

We are not aware of any transaction required to be reported as a related party transaction since January 1, 2008 where such policies and procedures did not require review, approval or ratification or where such policies and procedures were not followed.

ANNUAL REPORT

A copy of our Annual Report for the fiscal year ended December 31, 2008, is being mailed to our stockholders with this Proxy Statement.

NutriSystem, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Joseph M. Redling and David D. Clark, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of our common stock, which the undersigned may be entitled to vote at the Annual Meeting of our Stockholders to be held at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, on Tuesday, May 7, 2009 at 10:00 a.m., local time, and at any adjournment, postponement or continuation thereof, as follows:

1.	ELECTION OF DIRECTORS.

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY
to vote for the nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the following list:

Ian J. Berg, Robert F. Bernstock, Michael F. Devine, III, Theodore J. Leonsis, Warren V. Musser, Joseph M. Redling, Brian P. Tierney and Stephen T. Zarrilli.

2.	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	STOCKHOLDER PROPOSAL.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the proxy holders, on behalf of and at the discretion of our Board of the Directors, are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other business as may properly come before the Annual Meeting, pursuant to SEC Rules, and any adjournment, postponement or continuation thereof.

This proxy will be voted as specified. If a choice is not specified, the shares represented by this proxy will be voted “FOR” each director nominee, “FOR” Proposal 2, and “AGAINST” Proposal 3.

This proxy should be dated, signed by the stockholder(s), and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

SIGNATURE

SIGNATURE

DATE: , 2009